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EXHIBIT 10.5

                              EXCHANGE OF DEBT FOR
                            AGREEMENT TO ISSUE STOCK


WHEREAS, FLEXXTECH CORPORATION owes $2,000,000 in principal debt to (the debt), plus accrued interest thereon; and

WHEREAS, WESTERN COTTONWOOD CORPORATION (Creditor) has agreed to transfer such $2,000,000 in principal debt back to Flexxtech so that it may be canceled, in consideration for the issuance to Creditor of certain shares of Flexxtech's capital stock, in accord with the terms of this Agreement; and

WHEREAS, there is also $638,275.33 in accrued interest owed by Flexxtech to Creditor as of this date, and the parties have agreed that said sum shall remain outstanding as a debt of Flexxtech and shall commence to bear interest;

NOW, THEREFORE, the parties agree as follows, effective as of 31st day of October, 2002:

         1.       The Closing Date shall be on October 31, 2002.

         2. On the Closing Date, Creditor will transfer $2,000,000 in principal amount of debt owed by Flexxtech back to Flexxtech, and Flexxtech will extinguish said $2,000,000 in debt, as consideration for the issuance to Creditor by Flexxtech of shares of Flexxtech capital stock.

         3. On the Closing Date, or as soon thereafter as practical, the following shares of new Series A Convertible Preferred Stock of Flexxtech Corporation (hereinafter the "Series A Preferred") shall be issued to Creditor, who shall be deemed to have paid in full for said shares by its transfer of the Debt to Flexxtech at the Closing:

                  NUMBER OF SHARES OF SERIES A PREFERRED STOCK: 200 SHARES

         4. The Series A Preferred shall have the rights, terms and preferences set out in the Certificate of Designation of Series A Convertible Preferred Stock for Flexxtech Corporation, a true copy of which is attached hereto and by this reference incorporated herein.

         5. The parties understand that Flexxtech does not currently have authorization in its Articles of Incorporation to issue said Series A Preferred Shares. Flexxtech has agreed to use its best efforts to obtain necessary approvals and expedite the amendment of its Articles of Incorporation to provide for said class of Series A Preferred Stock.


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                  In the event Flexxtech has not created said class of Series A
                  Preferred Stock and issued the required Series A Preferred shares and delivered the certificates evidencing said shares to Creditor by the close of business at 5 p.m. Pacific Standard Time, on January 31, 2003, then in such event Creditor's entitlement to shares shall convert automatically and without further action on their part, into a right to immediately receive in lieu of said Series A Preferred Stock, that number of shares of Flexxtech Common Stock to which such Creditor would have been entitled had it been previously issued the Series A Preferred Stock, and then elected on January 31, 2003 to have all of said Series A Preferred Stock converted into Flexxtech's Common Stock, said common shares being deemed paid for in full.

         6. The remaining sum of $638,275.33, representing accrued interest on the Debt through this date, shall from the Closing Date forward, bear interest at 10% per annum, and all of said obligation and all accrued interest thereon, shall be all due and payable on demand. The security arrangements which secure repayment of said obligation on this date shall remain in full force an effect as to said obligation, and all future interest thereon, until it is paid in full.


CREDITOR

WESTERN COTTONWOOD CORPORATION

/s/ John Freeland

By
   ------------------------------
      John Freeland

FLEXXTECH CORPORATION

/S/  GREG MARDOCK

By
    -----------------------------
     Greg Mardock, its President